Exhibit 99.04

Company Contact: Bradley E. Larson Chief Executive Officer www.readymixinc.com	Investor Contact: Neil Berkman Associates (310) 826-5051 info@BerkmanAssociates.com
FOR IMMEDIATE RELEASE
Ready Mix Inc. Establishes
$15 Million Credit Facility
     LAS VEGAS, NEVADA, January 13, 2006 . . . READY MIX, INC. (RMI) (AMEX:RMX) today announced that it has established a new credit facility with CIT Construction of Tempe, Arizona, consisting of a $10 million capital expenditure line of credit and a $5 million revolving line of credit, a portion of which was used to retire approximately $1.5 million of term debt.
     Brad Larson, CEO, said, “We are very pleased to expand our relationship with CIT. This new financing facility, along with the proceeds of our initial public offering last August, will assist us in implementing the growth plans outlined in our offering prospectus. Except for a few minor equipment financings, this action eliminates all of RMI’s material guarantees with our parent company, Meadow Valley Corporation (NASDAQ:MVCO). Eliminating these guarantees was an important objective for management and represents a significant accomplishment for our shareholders.”
About Ready Mix, Inc.
     RMI has provided ready-mix concrete products to the construction industry since 1997. It currently operates two ready-mix concrete plants in the metropolitan Phoenix area, two plants in the metropolitan Las Vegas area, and one plant in Moapa, Nevada. The Company also operates a sand and gravel crushing and screening facility in Moapa, which provides raw materials for its Las Vegas and Moapa concrete plants. In Phoenix and Las Vegas, RMI deploys a fleet of 146 mixer trucks to deliver its ready-mix concrete to customer job sites.
Forward-Looking Statements
     The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the construction industry generally. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the prospectus.
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